EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-91535 and 333-66686 each on Form S-4; Registration Statement No. 333-59446 on Form S-3 and Registration Statement Nos. 2-98168, 33-36082, 33-35379, 33-49898, 33-57606, 33-54785, 33-62805, 333-8811, 333-32059, 333-32463, 33-59675, 333-50953, 333-56921, 333-58517, 333-61615, 333-65367, 333-69115, 333-70977, 333-71069, 333-81759, 333-30150, 333-61938, 333-73350, 333-92228, and 333-129407 each on Form S-8 of our reports dated March 17, 2006, relating to (i) the financial statements and financial statement schedule of PerkinElmer, Inc. and (ii) management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of PerkinElmer, Inc. for the year ended January 1, 2006.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 17, 2006